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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE

VISION TWENTY-ONE, INC.
CORPORATE OFFICE
7360 BRYAN DAIRY ROAD, SUITE 200
LARGO, FL 33777-1506
TEL. 727.545.4300
FAX 727.545.4419
WWW.VISION21.COM


                           VISION TWENTY-ONE PROVIDES
                        UPDATE ON CORPORATE DEVELOPMENTS

LARGO, FL - JANUARY 10, 2000 - VISION TWENTY-ONE, INC. (NASDAQ: EYES), a leading healthcare company exclusively focused on eye care, today provided an update regarding its Bank Credit Facility, PPM unwind program and its evaluation of strategic alternatives to the Company. The Company also reported commencement of a corporate consolidation plan.

CREDIT FACILITY MODIFICATIONS

Pursuant to a letter agreement effective December 29, 1999, the Company received an extension of temporary waivers relative to certain covenants and payments under its Credit Facility from December 31, 1999 to February 29, 2000. The agreement requires a continued effort by the Company to sell all or a portion of the Company. Under the terms of the letter agreement, during the period of waiver, the Company must continue to provide a budget to the bank group for their approval. Additionally, all proceeds from the sale of any assets and net cash flows from operations not applied to budgeted expenses shall be remitted to the bank group.

PPM UNWIND PROGRAM

The Company closed on the unwind of three of its managed practices in return for a combination of cash and stock to the Company. Under these unwind agreements, the management agreements with the Company will be canceled and the employees along with certain assets located at their clinics will be transferred back to the practices. As mentioned, the Company expects, subject to continuing approval of the bank, to draw upon funds received pursuant to such unwinds to meet its reasonably and necessary operating expenses. Neither of these transactions involves officers or directors of the Company. Additionally, the Company reports it is continuing its negotiations with the other practices with expectations of additional closings during January.

STRATEGIC ALTERNATIVES

The Company is continuing to have serious discussions relative to a sale of all or a portion of the Company. The Company plans to continue to concentrate on evaluating its alternatives with the goal of achieving the best result for its shareholders.

CONSOLIDATION PLANS

As a result of the recent sales of the buying group and retail optical divisions, as well as the previously announced unwind of the PPM division, the Company is in the process of implementing further consolidation in its operating infrastructure. The Company expects to substantially close the Largo, Florida service center and to consolidate the managed care operations to the Boca Raton, Baltimore and Phoenix regional offices. In addition, refractive and ambulatory surgery center operations will be consolidated to a location which has yet to be determined. As a result of these changes, the Company expects to have net eliminations in excess of 70 full time positions. These positions are in excess of the employees being transferred back to the practices as part of the PPM unwind


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program. The Company further reported that depending upon the outcome of the negotiations surrounding the strategic alternatives noted above, a final decision as to relocation of corporate services, accounting and financial reporting, is on hold at this time.

Vision Twenty-One, Inc. is a vision care Company focused on the development of refractive eye laser and surgery centers. The Company is headquartered in Largo, FL., and maintains regional offices in Phoenix, Minneapolis and Somerset, NJ.

This press release contains statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors as set forth from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


CONTACTS:
Bruce Maller                              Theodore Gillette
Chairman                                  President and CEO
Vision Twenty-One, Inc.                   Vision Twenty-One, Inc.
727-545-4300 ext. 2112                    727-545-4300 ext. 2103